Exhibit 5.3

June 5, 2020

Valvoline Inc.

100 Valvoline Way

Lexington, Kentucky 40509

Re:	Valvoline Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as Oregon counsel to each of OCH International, Inc., OCHI Advertising Fund LLC, OCHI Holdings LLC and OCHI Holdings II LLC (each an “Oregon Guarantor” and collectively, the “Oregon Guarantors”), in connection with the preparation and filing by Valvoline Inc., a Kentucky corporation (the “Company”), of a registration statement on Form S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of the Company’s 4.375% Senior Notes due 2025 (the “Exchange Notes”) and the full and unconditional guarantees, on a senior unsecured basis, as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by each of the entities listed in the Registration Statement as guarantors, which includes the Oregon Guarantors (collectively, the “Guarantors”).

Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange (the “Exchange Offer”) up to $400,000,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 4.375% Senior Notes due 2025 issued on May 22, 2020 (the “Restricted Notes”), which have not been registered under the Securities Act, and to exchange the Exchange Note Guarantees for the full and unconditional guarantees, on a senior unsecured basis, as to the payment of principal and interest on the Restricted Notes by the Guarantors. The Exchange Notes will constitute part of the same series as the $400.0 million aggregate principal amount of 4.375% Senior Notes due 2025 that the Company issued on August 8, 2017 (the “Initial Notes”), substantially all of which have been exchanged for notes that have been registered under the Securities Act. Once exchanged pursuant to this Exchange Offer, the Exchange Notes are expected to be fungible with and have the same CUSIP number as the Initial Notes that have previously been exchanged.

Valvoline Inc.

June 5, 2020

The Exchange Notes and the Exchange Note Guarantees will be registered under the Securities Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to the Indenture dated as of August 8, 2017, by and among the Company, the Guarantors and U.S. Bank National Association (the “Trustee”) (the “Indenture”). The Exchange Notes and the Exchange Note Guarantees will be registered under the Securities Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to the Indenture.

A.	Documents and Matters Examined

In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials and certificates of officers and representatives of the Oregon Guarantors as we have considered necessary to provide a basis for the opinions expressed herein, including the following:

A-1	the Indenture (including the Exchange Note Guarantees contained therein).

A-2	the Exchange Notes in global form to be executed by the Company.

A-3	the Registration Statement.

A-4	the Prospectus.

A-5	the Registration Rights Agreement, dated as of May 22, 2020, by and among the Company, the Guarantors and BofA Securities, Inc., relating to the Restricted Notes.

A-6

the Articles of Incorporation and Bylaws of OCH International, Inc. and the Articles of Organization and Operating Agreement of each of the other Oregon Guarantors (collectively, the “Organization Documents”); and

A-7	the Secretary’s Certificates of each of the Oregon Guarantors dated May 22, 2020.

The documents listed in A-1 and A-2 are collectively referred to herein as the “Transaction Documents.”

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents, (b) information provided in certificates of officers/representatives of the Oregon Guarantors and (c) the representations and warranties of the Oregon Guarantors in the Transaction Documents. We have not independently verified the facts so relied on.

Valvoline Inc.

June 5, 2020

B.	Assumptions

We have relied, without investigation, on the following assumptions:

B-1 Original documents reviewed by us are authentic, copies of original documents reviewed by us conform to the originals and all signatures on executed documents are genuine.

B-2 All individuals have sufficient legal capacity to perform their functions with respect to the Transaction Documents and the Exchange Offer.

C.	Opinions

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

C-1 OCH International, Inc. is a corporation validly existing under the laws of the State of Oregon and each of the other Oregon Guarantors is a limited liability company validly existing under the laws of the State of Oregon.

C-2 Each of the Oregon Guarantors has the corporate or limited liability company power to perform its obligations under each of the Transaction Documents to which it is a party.

C-3 The execution, delivery and performance of each of the Transaction Documents has been duly authorized by all necessary corporate or limited liability company action on the part of the Oregon Guarantors, and each of the Indentures (including the Exchange Note Guarantees contained therein) has been duly executed and delivered by each of the Oregon Guarantors.

C-4 Each of the Oregon Guarantors’ execution, delivery and performance of the Transaction Documents to which it is a party do not and will not violate its Organization Documents.

D.	Qualifications; Exclusions

The opinions expressed herein are subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

For purposes of expressing the opinions herein, we have examined the laws of the State of Oregon and our opinions are limited to such laws. We have not reviewed, nor are our opinions in any way predicated on an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

Valvoline Inc.

June 5, 2020

The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred, including that we have performed any actions in order to provide the legal opinions and statements contained herein other than as expressly set forth, and (b) are as of the date hereof (except as otherwise noted above). We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof (including changes in law or facts, or as to facts relating to prior events that are subsequently brought to our attention), or to consider their applicability or correctness as to persons or entities other than the addressees.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Prospectus contained therein under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules. Subject to the foregoing, this opinion letter is furnished to you and may be relied upon by Shearman & Sterling LLP in connection with the Exchange Offer and the filing of the Registration Statement.

Very truly yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP